EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 33-98440, 33-98444, 33-98442, 33-98446, 333-21799, 333-21795, 333-70599, 333-35812, 333-35814, 333-91490, 333-101280, 333-101284, 333-101881, and 333-109975) on Form S-8 and the registration statement (No. 333-50494) on Form S-3 of CheckFree Corporation of our report dated September 3, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142), appearing in this Annual Report on Form 10-K of CheckFree Corporation for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
September 3, 2004